Exhibit 99.1

Anjali Joshi Named To McClatchy’s Board Of Directors

SACRAMENTO, Calif., July 11, 2017/PRNewswire/ -- McClatchy (NYSE: MNI) today announced the appointment of Anjali Joshi to its board of directors, effective July 31, 2017.

Joshi is an accomplished technology executive and electrical engineer who has held important leadership roles in several high-growth companies. Joshi is currently an eleven year veteran at Google, Inc. where she serves as Vice President for Product Management. During her tenure at Google she has played important roles in such areas as Search and News.

"I am thrilled to welcome Anjali to McClatchy's board of directors," said Director and Chairman of the Board Kevin McClatchy. "Anjali is known for bringing exceptional digital products to market and her talent and expertise fit perfectly with McClatchy as we accelerate our digital transformation.”

Joshi holds an undergraduate degree in electrical engineering from Indian Institute of Technology, Kanpur, a master’s degree in computer engineering from State University New York, and a master’s degree in management science and engineering from Stanford University.

“I am honored and excited to join McClatchy’s board of directors at such a transformational time in the industry.” Joshi said. “Just as McClatchy has proven itself to be a leader through its 160 years of public service journalism, McClatchy is likewise charging ahead as a leader in the digital world.”

Prior to joining Google, Joshi served as Executive Vice President of Engineering for Covad Communications, Inc., the first service provider to offer a national DSL broadband service. Joshi also spent several years at AT&T Bell Labs working in the areas of voice and high speed data.

McClatchy President and CEO Craig Forman said, “Anjali is an accomplished technology and digital executive who brings additional platform experience and technical acumen to the McClatchy board. As our business increasingly reflects the importance of digital audience and monetization, we are excited to share the benefits of her experience and sophistication.’’

With the appointment of Joshi, McClatchy's board of directors now consists of eleven members including three Class A directors and eight Class B directors.

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About McClatchy:

McClatchy is a publisher of iconic brands such as the Miami Herald, The Kansas City Star, The Sacramento Bee, The Charlotte Observer, The (Raleigh) News and Observer, and the (Fort Worth) Star-Telegram. McClatchy operates 30 media companies in 29 U.S. markets in 14 states, providing each of its communities with high-quality news and advertising services in a wide array of digital and print formats. McClatchy is headquartered in Sacramento, Calif., and listed on the New York Stock Exchange under the symbol MNI.